Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, April 19, 2022

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $.97

    Commerce Bancshares, Inc. announced earnings of $.97 per share for the three months ended March 31, 2022, compared to $1.06 per share in the same quarter last year and $.94 per share in the fourth quarter of 2021. Net income for the first quarter of 2022 amounted to $118.2 million, compared to $131.0 million in the first quarter of 2021 and $114.9 million in the prior quarter.

"Commerce had strong financial performance for the quarter, including an expanding net interest margin and increasing loan demand,” said John Kemper, Chief Executive Officer. “Loan demand increased across our commercial loan categories, reflecting higher seasonal business activity and good overall momentum in our markets."

“The increase in interest rates and the steepening of the yield curve provided opportunities to optimize the mix of earning assets on our balance sheet. While net interest income grew, non-interest income comprised 39% of total revenue, a reflection of our diversified business model.”

First Quarter 2022 Financial Highlights:

•Net interest income was $208.8 million, a slight increase over the prior quarter. Net interest margin increased 2 basis points to 2.45%.

•Non-interest income totaled $131.8 million, a decrease of $15.9 million compared to the prior quarter.

•Net investment securities gains of $7.2 million were driven by net fair value gains of $7.5 million in the Company’s portfolio of private equity investments.

•Non-interest expense totaled $205.6 million, an increase of $2.1 million compared to the prior quarter.

•Average loan balances totaled $15.2 billion, an increase of $130.1 million, or .9%, over the prior quarter (average Paycheck Protection Program (PPP) loan balances declined $132.0 million).

•Total average available for sale debt securities increased 2.9%, or $418.0 million, over the prior quarter to $14.9 billion, at fair value. Purchases of securities during the quarter totaled $1.8 billion, with a weighted average yield of approximately 2.06%.

•Compared to the prior quarter, average deposits grew $501.7 million, or 1.7%. The average rate paid on interest bearing deposits was 5 basis points.

•The ratio of annualized net loan charge-offs to average loans was .12% compared to .11% in the prior quarter.

•Non-accrual loans totaled $8.3 million compared to $9.2 million in the prior quarter. Non-accrual loans were .05% of total loans.

•At March 31, 2022, the allowance for credit losses on loans decreased to $134.7 million. The allowance for credit losses on loans to total loans was .87% at March 31, 2022.

•The Company purchased 795,387 shares of its common stock this quarter at an average price of $70.22.

•Total assets at March 31, 2022 were $35.0 billion, a decrease of $1.7 billion, or 4.6%, from the prior quarter.

•For the quarter, the return on average assets was 1.33%, the return on average equity was 14.41%, and the efficiency ratio was 60.3%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 155 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021
FINANCIAL SUMMARY
Net interest income	$208,786	$207,657	$205,748
Non-interest income	131,769	147,699	136,045
Total revenue	340,555	355,356	341,793
Investment securities gains (losses), net	7,163	(9,706)	9,853
Provision for credit losses	(9,858)	(7,054)	(6,232)
Non-interest expense	205,648	203,582	192,573
Income before taxes	151,928	149,122	165,305
Income taxes	31,902	33,764	32,076
Non-controlling interest expense	1,872	452	2,257
Net income attributable to Commerce Bancshares, Inc.	$118,154	$114,906	$130,972
Earnings per common share:
Net income — basic	$0.97	$0.94	$1.06
Net income — diluted	$0.97	$0.94	$1.06
Effective tax rate	21.26%	22.71%	19.67%
Tax equivalent net interest income	$211,393	$210,424	$208,774
Average total interest earning assets (1)	$34,937,086	$34,318,520	$31,278,721
Diluted wtd. average shares outstanding	120,616,095	121,221,482	122,402,075

RATIOS
Average loans to deposits (2)	51.90%	52.36%	61.79%
Return on total average assets	1.33	1.28	1.63
Return on average equity (3)	14.41	13.11	15.69
Non-interest income to total revenue	38.69	41.56	39.80
Efficiency ratio (4)	60.29	57.29	56.37
Net yield on interest earning assets	2.45	2.43	2.71

EQUITY SUMMARY
Cash dividends per share	$.265	$.250	$.250
Cash dividends on common stock	$32,143	$30,489	$30,799
Book value per share (5)	$24.60	$28.40	$26.99
Market value per share (5)	$71.59	$68.74	$72.96
High market value per share	$74.72	$71.50	$79.10
Low market value per share	$66.28	$64.85	$61.68
Common shares outstanding (5)	120,881,120	121,436,734	122,931,140
Tangible common equity to tangible assets (6)	8.09%	9.01%	9.57%
Tier I leverage ratio	9.07%	9.13%	9.38%

OTHER QTD INFORMATION
Number of bank/ATM locations	285	287	298
Full-time equivalent employees	4,563	4,567	4,619
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2021.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Interest income	$211,782	$210,479	$216,981	$211,133	$209,697
Interest expense	2,996	2,822	2,944	3,151	3,949
Net interest income	208,786	207,657	214,037	207,982	205,748
Provision for credit losses	(9,858)	(7,054)	(7,385)	(45,655)	(6,232)
Net interest income after credit losses	218,644	214,711	221,422	253,637	211,980
NON-INTEREST INCOME
Bank card transaction fees	42,045	44,773	42,815	42,608	37,695
Trust fees	47,811	48,893	48,950	46,257	44,127
Deposit account charges and other fees	22,307	25,493	25,161	23,988	22,575
Capital market fees	4,125	3,841	3,794	3,327	4,981
Consumer brokerage services	4,446	4,878	4,900	4,503	4,081
Loan fees and sales	4,235	5,248	6,842	7,446	10,184
Other	6,800	14,573	5,044	11,014	12,402
Total non-interest income	131,769	147,699	137,506	139,143	136,045
INVESTMENT SECURITIES GAINS (LOSSES), NET	7,163	(9,706)	13,108	16,804	9,853
NON-INTEREST EXPENSE
Salaries and employee benefits	135,953	132,640	132,824	130,751	129,033
Net occupancy	12,296	12,308	12,329	11,527	12,021
Equipment	4,568	4,691	4,440	4,605	4,353
Supplies and communication	4,713	4,430	4,530	4,033	4,125
Data processing and software	27,016	25,777	25,598	24,954	25,463
Marketing	6,344	5,395	5,623	5,680	5,158
Other	14,758	18,341	26,276	16,576	12,420
Total non-interest expense	205,648	203,582	211,620	198,126	192,573
Income before income taxes	151,928	149,122	160,416	211,458	165,305
Less income taxes	31,902	33,764	34,662	45,209	32,076
Net income	120,026	115,358	125,754	166,249	133,229
Less non-controlling interest expense	1,872	452	3,193	3,923	2,257
Net income attributable to Commerce Bancshares, Inc.	$118,154	$114,906	$122,561	$162,326	$130,972
Net income per common share — basic	$0.97	$0.94	$1.00	$1.32	$1.06
Net income per common share — diluted	$0.97	$0.94	$0.99	$1.32	$1.06

OTHER INFORMATION
Return on total average assets	1.33%	1.28%	1.40%	1.93%	1.63%
Return on average equity (1)	14.41	13.11	13.74	19.12	15.69
Efficiency ratio (2)	60.29	57.29	59.95	56.90	56.37
Effective tax rate	21.26	22.71	22.05	21.78	19.67
Net yield on interest earning assets	2.45	2.43	2.58	2.60	2.71
Tax equivalent net interest income	$211,393	$210,424	$216,858	$211,060	$208,774
(1)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021
ASSETS
Loans
Business	$5,508,508	$5,303,535	$6,624,209
Real estate — construction and land	1,144,411	1,118,266	1,073,036
Real estate — business	3,109,668	3,058,837	3,017,242
Real estate — personal	2,820,076	2,805,401	2,828,418
Consumer	2,053,160	2,032,225	1,966,833
Revolving home equity	264,401	275,945	285,261
Consumer credit card	544,579	575,410	593,833
Overdrafts	14,211	6,740	3,239
Total loans	15,459,014	15,176,359	16,392,071
Allowance for credit losses on loans	(134,710)	(150,044)	(200,527)
Net loans	15,324,304	15,026,315	16,191,544
Loans held for sale	8,908	8,615	38,076
Investment securities:
Available for sale debt securities	14,780,494	14,450,027	12,528,203
Trading debt securities	31,380	46,235	26,925
Equity securities	9,284	9,202	4,337
Other securities	199,576	194,047	155,913
Total investment securities	15,020,734	14,699,511	12,715,378
Federal funds sold	—	2,800	500
Securities purchased under agreements to resell	1,825,000	1,625,000	850,000
Interest earning deposits with banks	1,260,813	3,971,217	2,017,128
Cash and due from banks	326,549	305,539	338,666
Premises and equipment — net	394,028	388,738	371,737
Goodwill	138,921	138,921	138,921
Other intangible assets — net	15,885	15,570	13,098
Other assets	671,651	506,862	594,738
Total assets	$34,986,793	$36,689,088	$33,269,786
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$11,428,372	$11,772,374	$11,076,556
Savings, interest checking and money market	16,751,632	16,598,085	14,572,378
Certificates of deposit of less than $100,000	422,992	435,960	504,472
Certificates of deposit of $100,000 and over	716,345	1,006,654	1,267,219
Total deposits	29,319,341	29,813,073	27,420,625
Federal funds purchased and securities sold under agreements to repurchase	2,317,461	3,022,967	1,938,110
Other borrowings	9,057	12,560	3,791
Other liabilities	367,532	392,164	589,875
Total liabilities	32,013,391	33,240,764	29,952,401
Stockholders’ equity:
Common stock	610,804	610,804	589,352
Capital surplus	2,678,025	2,689,894	2,420,393
Retained earnings	178,504	92,493	173,173
Treasury stock	(72,293)	(32,973)	(39,080)
Accumulated other comprehensive income	(434,400)	77,080	168,752
Total stockholders’ equity	2,960,640	3,437,298	3,312,590
Non-controlling interest	12,762	11,026	4,795
Total equity	2,973,402	3,448,324	3,317,385
Total liabilities and equity	$34,986,793	$36,689,088	$33,269,786

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
ASSETS:
Loans:
Business	$5,324,172	$5,191,844	$5,437,498	$6,211,610	$6,532,921
Real estate — construction and land	1,134,902	1,228,237	1,168,566	1,088,433	1,091,969
Real estate — business	3,095,068	3,003,459	2,982,847	3,014,955	3,022,979
Real estate — personal	2,808,980	2,785,095	2,775,638	2,804,388	2,826,112
Consumer	2,040,200	2,043,690	2,041,263	2,004,625	1,947,322
Revolving home equity	273,859	276,464	281,689	287,031	299,371
Consumer credit card	540,844	559,429	566,406	575,725	608,747
Overdrafts	5,178	4,926	5,110	3,735	3,546
Total loans	15,223,203	15,093,144	15,259,017	15,990,502	16,332,967
Allowance for credit losses on loans	(149,685)	(162,428)	(172,112)	(200,801)	(220,512)
Net loans	15,073,518	14,930,716	15,086,905	15,789,701	16,112,455
Loans held for sale	9,383	11,203	16,021	23,389	35,814
Investment securities:
U.S. government and federal agency obligations	1,103,749	1,009,025	727,566	719,849	725,367
Government-sponsored enterprise obligations	51,770	50,777	50,785	50,793	50,801
State and municipal obligations	2,077,600	2,095,517	2,039,942	1,966,673	1,958,637
Mortgage-backed securities	7,316,609	7,141,249	7,115,419	6,685,407	6,998,521
Asset-backed securities	3,933,061	3,514,541	3,028,076	2,653,928	2,085,491
Other debt securities	636,247	629,643	608,642	605,772	570,115
Unrealized gain on debt securities	(174,297)	86,020	230,058	197,124	283,511
Total available for sale debt securities	14,944,739	14,526,772	13,800,488	12,879,546	12,672,443
Trading debt securities	40,686	46,513	32,238	34,955	32,320
Equity securities	9,498	9,171	8,756	4,914	4,321
Other securities	192,311	190,346	183,397	156,984	154,030
Total investment securities	15,187,234	14,772,802	14,024,879	13,076,399	12,863,114
Federal funds sold	1,053	564	792	1,338	7
Securities purchased under agreements to resell	1,733,887	1,669,835	1,633,205	937,372	849,999
Interest earning deposits with banks	2,608,029	2,856,992	2,602,896	2,724,782	1,480,331
Other assets	1,304,400	1,288,323	1,261,277	1,258,989	1,308,105
Total assets	$35,917,504	$35,530,435	$34,625,975	$33,811,970	$32,649,825

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$11,544,701	$11,919,268	$11,475,113	$11,109,198	$10,438,637
Savings	1,563,093	1,507,199	1,484,923	1,474,391	1,333,177
Interest checking and money market	14,949,727	13,873,985	13,343,180	13,283,481	12,970,629
Certificates of deposit of less than $100,000	429,852	441,920	464,367	491,446	516,728
Certificates of deposit of $100,000 and over	862,232	1,105,480	1,289,665	1,354,685	1,230,075
Total deposits	29,349,605	28,847,852	28,057,248	27,713,201	26,489,246
Borrowings:
Federal funds purchased	23,356	20,848	13,606	23,291	37,034
Securities sold under agreements to repurchase	2,712,468	2,620,348	2,347,270	2,142,405	2,129,038
Other borrowings	768	1,078	347	978	831
Total borrowings	2,736,592	2,642,274	2,361,223	2,166,674	2,166,903
Other liabilities	505,644	562,102	667,786	527,401	608,212
Total liabilities	32,591,841	32,052,228	31,086,257	30,407,276	29,264,361
Equity	3,325,663	3,478,207	3,539,718	3,404,694	3,385,464
Total liabilities and equity	$35,917,504	$35,530,435	$34,625,975	$33,811,970	$32,649,825

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
ASSETS:
Loans:
Business (1)	2.93%	3.16%	3.43%	3.15%	3.09%
Real estate — construction and land	3.76	3.61	3.51	3.56	3.54
Real estate — business	3.38	3.41	3.46	3.49	3.52
Real estate — personal	3.28	3.21	3.27	3.31	3.40
Consumer	3.59	3.65	3.71	3.84	4.02
Revolving home equity	3.48	3.47	3.46	3.43	3.38
Consumer credit card	11.35	11.06	11.29	11.22	10.97
Overdrafts	—	—	—	—	—
Total loans	3.54	3.62	3.74	3.65	3.66
Loans held for sale	6.48	5.10	4.63	4.20	3.44
Investment securities:
U.S. government and federal agency obligations	3.42	3.11	5.74	5.52	2.54
Government-sponsored enterprise obligations	2.33	2.30	2.30	2.33	2.36
State and municipal obligations (1)	2.29	2.26	2.35	2.41	2.46
Mortgage-backed securities	1.98	1.40	1.53	1.11	1.39
Asset-backed securities	1.13	1.03	1.08	1.25	1.39
Other debt securities	2.00	2.07	2.04	2.06	2.15
Total available for sale debt securities	1.91	1.59	1.80	1.64	1.67
Trading debt securities (1)	1.84	1.54	1.01	1.19	1.08
Equity securities (1)	26.00	27.64	23.92	43.10	49.56
Other securities (1)	5.91	18.39	7.46	11.90	5.26
Total investment securities	1.97	1.82	1.89	1.78	1.72
Federal funds sold	.39	.70	.50	.60	—
Securities purchased under agreements to resell	1.24	1.62	2.19	4.46	5.31
Interest earning deposits with banks	.18	.15	.15	.11	.10
Total interest earning assets	2.49	2.47	2.62	2.64	2.76

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.08	.08	.08	.08
Interest checking and money market	.04	.04	.05	.05	.06
Certificates of deposit of less than $100,000.13		.14	.18	.27	.37
Certificates of deposit of $100,000 and over	.20	.14	.14	.20	.35
Total interest bearing deposits	.05	.05	.06	.07	.09
Borrowings:
Federal funds purchased	.12	.11	.10	.05	.05
Securities sold under agreements to repurchase	.10	.08	.08	.06	.06
Other borrowings	.53	—	1.14	.82	.98
Total borrowings	.10	.08	.08	.06	.06
Total interest bearing liabilities	.06%	.06%	.06%	.07%	.09%

Net yield on interest earning assets	2.45%	2.43%	2.58%	2.60%	2.71%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except ratios)	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$150,044	$162,775	$172,395	$200,527	$220,834
Adoption of ASU 2016-13	—	—	—	—	—
Provision for credit losses on loans	(10,686)	(8,474)	(5,961)	(27,433)	(10,355)
Net charge-offs (recoveries):
Commercial portfolio:
Business	77	90	65	(4,909)	(4)
Real estate — construction and land	—	—	—	—	1
Real estate — business	(7)	6	(5)	(85)	20
	70	96	60	(4,994)	17
Personal banking portfolio:
Consumer credit card	3,372	2,964	2,908	5,155	8,981
Consumer	808	919	496	378	763
Overdraft	358	375	243	148	153
Real estate — personal	22	(71)	(26)	(16)	15
Revolving home equity	18	(26)	(22)	28	23
	4,578	4,161	3,599	5,693	9,935
Total net loan charge-offs	4,648	4,257	3,659	699	9,952
Balance at end of period	$134,710	$150,044	$162,775	$172,395	$200,527
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$25,032	$24,204	$22,784	$24,208	$42,430

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.01%	—%	(.32%)	—%
Real estate — construction and land	—	—	—	—	—
Real estate — business	—	—	—	(.01)	—
	—	—	—	(.19)	—
Personal banking portfolio:
Consumer credit card	2.53	2.10	2.04	3.59	5.98
Consumer	.16	.18	.10	.08	.16
Overdraft	28.04	30.20	18.87	15.89	17.50
Real estate — personal	—	(.01)	—	—	—
Revolving home equity	.03	(.04)	(.03)	.04	.03
	.33	.29	.25	.40	.71
Total	.12%	.11%	.10%	.02%	.25%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.06%	.07%	.07%	.14%
Allowance for credit losses on loans to total loans(2)	.87	.99	1.07	1.10	1.22

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$6,756	$7,312	$8,293	$8,839	$20,215
Real estate — construction and land	—	—	—	—	—
Real estate — business	190	214	577	655	1,572
Real estate — personal	1,389	1,631	1,551	1,672	1,719
Total	8,335	9,157	10,421	11,166	23,506
Loans past due 90 days and still accruing interest	$10,670	$11,726	$10,496	$12,338	$21,512
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, the allowance for credit losses on loans to total loans was .87% and 1.00% as of March 31, 2022 and December 31, 2021, respectively.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2022
For the quarter ended March 31, 2022, net income amounted to $118.2 million, compared to $114.9 million in the previous quarter and $131.0 million in the same quarter last year. The increase in net income compared to the previous quarter was primarily the result of net investment securities gains recorded this quarter compared to net losses recorded in the prior quarter, mostly offset by lower non-interest income. The net yield on interest earning assets grew two basis points to 2.45%. Average loans grew $130.1 million compared to the previous quarter, while average available for sale debt securities grew $418.0 million, and average deposits increased $501.7 million. For the quarter, the return on average assets was 1.33%, the return on average equity was 14.41%, and the efficiency ratio was 60.3%.

Balance Sheet Review
During the 1st quarter of 2022, average loans totaled $15.2 billion, an increase of $130.1 million over the prior quarter, and declined $1.1 billion, or 6.8%, from the same quarter last year. Compared to the previous quarter, average balances of business loans grew $132.3 million (includes a decline of $132.0 million in Paycheck Protection Program (PPP) average loan balances). Average business real estate loan balances grew $91.6 million, while construction loan balances declined $93.3 million. Period end loans increased $282.7 million compared to the prior quarter, including PPP loan balances that decreased $75.7 million this quarter and totaled $53.4 million at March 31, 2022. Excluding PPP loans, period end business loans increased $280.7 million. As of March 31, 2022, 97% of PPP loan balances have been forgiven. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $55.6 million, compared to $119.3 million in the prior quarter.

Total average available for sale debt securities increased $418.0 million over the previous quarter to $14.9 billion, at fair value. The increase in investment securities was mainly the result of growth in asset-backed securities. During the current quarter, purchases of securities totaled $1.8 billion with a weighted average yield of approximately 2.06%. Maturities and pay downs were $806.5 million. At March 31, 2022, the duration of the investment portfolio was 3.6 years, and maturities and pay downs of approximately $3.1 billion are expected to occur during the next 12 months.

Total average deposits increased $501.7 million this quarter compared to the previous quarter. The increase in deposits mostly resulted from growth in interest checking and money market deposits of $1.1 billion, partially offset by lower demand deposits and certificates of deposit of $374.6 million and $255.3 million, respectively. Compared to the previous quarter, total average consumer and wealth deposits grew $290.2 million and $213.6 million, respectively. The average loans to deposits ratio was 51.9% in the current quarter and 52.4% in the prior quarter. The Company’s average borrowings, which include customer repurchase agreements, were $2.7 billion in the 1st quarter of 2022 and $2.6 billion in the prior quarter.

Net Interest Income
Net interest income in the 1st quarter of 2022 amounted to $208.8 million, an increase of $1.1 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter increased $969 thousand compared to the previous quarter to $211.4 million. The increase in net interest income was mainly due to higher income earned on investment securities, partially offset by lower income earned on loans and securities purchased under agreements to resell. The net yield on earning assets (tax equivalent) increased to 2.45%, compared to 2.43% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $4.8 million, mostly due to $4.0 million of lower income recognized from PPP loans this quarter, partly offset by higher average loan balances. Interest on construction and consumer card loans declined mostly due to lower average loan balances, while consumer banking loans declined mostly due to lower average rates. The yield on PPP loans decreased from 10.80% to 9.36% this quarter. Excluding PPP loans, the yield on business loans was 2.82% in the 1st quarter of 2022 compared to 2.83% in the prior quarter. The average tax-equivalent yield on the loan portfolio decreased six basis points to 3.54% this quarter.

Interest income on investment securities (tax equivalent) increased $7.4 million compared to the prior quarter, due to higher rates earned coupled with higher average balances. At March 31, 2022, the Company recorded a $7.5 million adjustment to premium amortization compared to a $2.6 million adjustment in the prior quarter, which increased interest income to reflect considerably slower forward prepayment speed estimates on mortgage-backed securities. Interest income earned on U.S. government and federal agency securities increased due to higher average balances and rates earned, including the impact of $1.4 million in higher inflation income from Treasury inflation-protected securities. These increases were partly offset by $5.5 million in dividends received from private equity portfolio investments last quarter that did not reoccur. The yield on total investment securities was 1.97% in the current quarter, compared to 1.82% in the previous quarter.

The average rate paid on interest bearing deposits totaled .05% in both the current and prior quarters. Interest expense on deposits increased $25 thousand this quarter compared to the previous quarter. The overall rate paid on interest bearing liabilities was .06% in both the current and prior quarters.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2022
Non-Interest Income
In the 1st quarter of 2022, total non-interest income amounted to $131.8 million, a decrease of $4.3 million, or 3.1%, compared to the same period last year and decreased $15.9 million compared to the prior quarter. The decrease in non-interest income compared to the same period last year was mainly due to lower loan fees and sales and less income from branch sales, partly offset by higher bank card and trust fee income. The decrease in non-interest income compared to the prior quarter was mainly due to lower income from branch sales, deposit account, trust and bank card fees.

Total net bank card fees in the current quarter increased $4.4 million, or 11.5%, over the same period last year, and decreased $2.7 million compared to the prior quarter. Net corporate card fees increased $3.5 million, or 17.2%, over the same quarter of last year mainly due to higher interchange fee income, partly offset by higher rewards expense. Net debit card fees increased $185 thousand, or 2.0%, mainly due to higher interchange fees. Net merchant income increased $366 thousand, or 7.9%, and net credit card fees increased $300 thousand, or 8.8%. Total net bank card fees this quarter were comprised of fees on corporate card ($23.8 million), debit card ($9.6 million), merchant ($5.0 million) and credit card ($3.7 million) transactions.

In the current quarter, trust fees increased $3.7 million, or 8.3%, over the same period last year, resulting mostly from higher private client fee income. Compared to the same period last year, deposit account fees decreased $268 thousand, or 1.2%, mainly due to lower personal deposit account fees, partially offset by higher corporate cash management fees. Loan fees and sales, mostly mortgage banking revenue, declined $5.9 million, or 58.4%, compared to amounts recorded in the same quarter last year. Capital markets fees decreased $856 thousand, or 17.2%, while consumer brokerage fees increased $365 thousand, or 8.9%, compared to the same quarter last year.

Other non-interest income decreased from the same period last year mainly due to a $2.4 million gain on the sale of a branch location recorded last year compared to a $965 thousand write down on a branch location recorded this quarter. In addition, swap fees and cash sweep commissions declined $637 thousand and $403 thousand, respectively. Fair value adjustments on the Company’s deferred compensation plan assets, which are held in a trust and recorded as both an asset and liability, decreased $1.9 million from the same quarter last year, affecting both other income and other expense. For the 1st quarter of 2022, non-interest income comprised 38.7% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded investment net gains of $7.2 million in the current quarter, compared to net losses of $9.7 million in the prior quarter and net gains of $9.9 million in the 1st quarter of 2021. Net gains on investments in the current quarter primarily resulted from net fair value gains of $7.5 million in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $205.6 million, compared to $192.6 million in the same period last year and $203.6 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and benefits expense, data processing and software expense, marketing expense, and travel and entertainment expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher payroll taxes and 401(k) contributions expense, partly offset by fair value adjustments on the Company’s deferred compensation plan and lower salaries expense.

Compared to the 1st quarter of last year, salaries and employee benefits expense increased $6.9 million, mostly due to higher full-time salaries expense. Employee benefits expense also increased $2.5 million compared to the prior quarter. Full-time equivalent employees totaled 4,563 and 4,619 at March 31, 2022 and 2021, respectively.

Compared to the same period last year, data processing and software expense increased $1.6 million due to higher software amortization, bank card processing fees and increased costs for service providers this quarter. Marketing expense increased $1.2 million. Additionally, other non-interest expense increased $2.3 million, mainly due to an increase of $1.1 million in travel and entertainment expense and lower deferred origination costs of $1.1 million, partially offset by a $1.9 million deferred compensation adjustment previously mentioned.

Income Taxes
The effective tax rate for the Company was 21.3% in the current quarter, 22.7% in the previous quarter, and 19.7% in the 1st quarter of 2021. The effective tax rate in the first quarter of 2022 is higher than the first quarter of 2021 mostly due to the executive compensation limitation on equity-based compensation.

Credit Quality
Net loan charge-offs in the 1st quarter of 2022 amounted to $4.6 million, compared to $4.3 million in the prior quarter and $10.0 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .12% in the current quarter, .11% in the previous quarter, and .25% in the 1st quarter of last year. Net loan charge-offs on personal banking loans increased $417 thousand to

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2022
$4.6 million.

In the 1st quarter of 2022, annualized net loan charge-offs on average consumer credit card loans were 2.53%, compared to 2.10% in the previous quarter, and 5.98% in the same quarter last year. Consumer loan net charge-offs were .16% of average consumer loans in the current quarter, .18% in the prior quarter and .16% in the same quarter last year.

During the 1st quarter of 2022, the economy continued to recover from the pandemic and the economic forecast utilized in the allowance for credit loss model also continued to improve. This improvement, coupled with other model inputs, resulted in a decrease in the allowance for credit losses as of March 31, 2022, primarily in the consumer credit card portfolio as consumer credit continued to prove resistant to pandemic related hardships. At March 31, 2022, the allowance for credit losses on loans totaled $134.7 million, or .87% of total loans. Additionally, the liability for unfunded lending commitments at March 31, 2022 was $25.0 million, an increase of $828 thousand compared to the liability at December 31, 2021.

At March 31, 2022, total non-accrual loans amounted to $8.3 million, a decrease of $822 thousand from the previous quarter. At March 31, 2022, the balance of non-accrual loans, which represented .05% of loans outstanding, included business loans of $6.8 million, personal real estate loans of $1.4 million, and business real estate loans of $190 thousand. Loans more than 90 days past due and still accruing interest totaled $10.7 million at March 31, 2022.

Other
During the 1st quarter of 2022, the Company paid a cash dividend of $.265 per common share, representing a 6.0% increase over the same period last year. The Company purchased 795,387 shares of treasury stock during the current quarter at an average price of $70.22.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.